W. D. Von Gonten & Co.
Petroleum Engineering

808 Travis, Suite 812
Houston, Texas 77002
(713) 224-6333 Fax (713) 224-6330

October 15, 2006

Evolution Petroleum Corporation
820 Gessner, Suite 1340
Houston, Texas 77024

Re: Evolution Petroleum Corporation, Registration Statement on Form S-3

To Whom It May Concern:

The firm of W.D. Von Gonten & Co. consents to the use of its name and to the use of its report regarding Evolution Petroleum Corporation Proved Reserves and Future Net Revenue "as of" July 1, 2004 through July 1, 2006 in the relevant pages of the Form S-3. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

W.D. Von Gonten & Co. has no interests in Evolution Petroleum Corporation or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer or employee otherwise connected with Evolution Petroleum Corporation. Evolution Petroleum Corporation does not employ us on a contingent basis.

Yours truly,

W.D. VON GONTEN & CO.

W.D. Von Gonten Jr.

By: William D. Von Gonten, Jr.
TX #73244
Its: President